Exhibit 99.4

THIS POWER OF ATTORNEY is granted on 8 February 2010,

(1)          CGU International Holdings B.V. (“CGUIH”), hereby grants power of attorney to Angus Eaton and Gabrielle Dixey, (each an “Attorney”) each individually with full power of substitution to:

(a)          sign on behalf of CGUIH in the form as an Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as a result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “ Filings 2010”);

(b)         sign on behalf of CGUIH in the form as an Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings 2010; and

(c)          perform all acts as in the opinion of an Attorney shall he necessary or useful in connection with the preparation, execution or performance of the Filings 2010 and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)          CGUIH shall not make any claim against an Attorney in respect of any act that is lawfully done by such Attorney under the Power of Attorney.

(3)          CGUIH shall indemnify and hold each other Attorney harmless against any claims, actions or proceedings made against such Attorney and against any damages, costs and expenses that each Attorney may suffer or incur as a result of or in connection with any act that is lawfully done by such Attorney under the Power of Attorney.

(4)          CGUIH declares that this Power of Attorney also applies in situations where an Attorney also acts as a counterparty of CGUIH or as a representative of a counterparty of CGUIH (Selbsteintritt).

(5)          This Power of Attorney is irrevocable until 31 December 2010 at the end of which date it shall terminate and shall cease to be of any effect.

(6)          This Power of Attorney is governed by the laws of England and Wales.

EXECUTED AS A DEED BY	)
E. A. NICHOLLS	) /s/ E. A. Nicholls
AS ATTORNEY FOR	)
CGU International Holdings B.V.	)

Signature of witness	/s/ Lyla Spencer
Name of witness	Lyla Spencer
Address of witness	St. Helen’s, 1 Undershaft
London, EL3P 3DQ
Occupation of witness	Senior Chartered Secretary